Exhibit 99.2
                                                                    ------------

                            FIDELITY FEDERAL BANCORP

Dear Stockholder:

         We are sending you this letter as a holder of our common stock in connection with our offering of subscription rights to acquire $1,000 principal amount notes as described in the enclosed prospectus. We have described the subscription rights and the rights offering in the enclosed prospectus and evidenced the subscription rights by a shareholder rights agreement registered in your name. Enclosed are copies of the following documents:

         1.       The prospectus;

         2.       The shareholder rights agreement;

         3. The "Instructions for Use of Fidelity Federal Bancorp Shareholders Rights Agreements" (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

         4.       A return envelope addressed to Fidelity Federal Bancorp.

         To participate in the rights offering, we suggest that you act promptly.

         Neither the Company nor its board of directors is making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading the Prospectus.

         If you have any questions about the rights offering, please contact Mark A. Isaac, Vice President, at (812) 424-0921.

Very truly yours,



Donald R. Neel
President and CEO